Exhibit 10.2
FIRST AMENDMENT
TO
THIRD AMENDED AND RESTATED
LIMITED PARTNERSHIP AGREEMENT
OF
CORPORATE OFFICE PROPERTIES, L.P.
THIS First Amendment to Third Amended and Restated Limited Partnership Agreement of Corporate Office Properties, L.P. (the “Amendment”), a Delaware limited partnership (the “Partnership” or the “Operating Partnership”), is made and entered into as of July 31, 2019 (the “Effective Date”), by and between the undersigned parties.
RECITALS
A.The Operating Partnership is a limited partnership organized under the Delaware Revised Uniform Limited Partnership Act and governed by that certain Third Amended and Restated Limited Partnership Agreement dated as of December 5, 2018 (as amended, modified and revised, the “Partnership Agreement”).
B.The sole general partner of the Operating Partnership is Corporate Office Properties Trust, a real estate investment trust formed under the laws of the State of Maryland (the “General Partner”).
C.The Operating Partnership, General Partner and TRC Associates Limited Partnership, a Delaware limited partnership (“TRCALP”), entered into and are parties to that certain Contribution Agreement dated as of August 26, 2004 (the “Contribution Agreement”) pursuant to which, among other things, TRCALP contributed all of its membership interests in TRC Pinnacle Towers, L.L.C., a Virginia limited liability company, to the Operating Partnership in exchange for 352,000 Series I Preferred Units (the “Series I Preferred Units”) in the Operating Partnership (collectively, the “Transaction”).
D.The rights, preferences and privileges of the Series I Preferred Units are specifically set forth in that certain Seventeenth Amendment to the Second Amended and Restated Limited Partnership Agreement of the Operating Partnership dated as of September 23, 2004 by and between the General Partner and TRCALP (the “17th Amendment”).
E.The Operating Partnership, General Partner and TRCALP have executed and delivered that certain First Amendment to Tax Protection Agreement dated as of the Effective Date, for purposes of restructuring certain terms related to the Series I Preferred Units and the Transaction (the “Restructuring”).
F.The parties hereto desire to amend the Partnership Agreement in connection with the Restructuring as more particularly set forth herein.
NOW, THEREFORE, in consideration of the foregoing and of the mutual premises set forth herein, the parties hereto, intending to be legally bound hereby, hereby amend the Partnership Agreement as follows, effective as of the Effective Date (unless such other date is expressly specified herein):

1.    Recitals; Acknowledgment. The foregoing recitals to this Amendment are hereby incorporated in and made a part of this Amendment. The parties acknowledge and agree that except as expressly amended or modified by this Amendment, the terms of the 17th Amendment, and the terms of the Series I Preferred Units as set forth in the 17th Amendment, shall apply to the Partnership Agreement and such Series I Preferred Units shall be a series of Preferred Units under the Partnership Agreement, in full force and effect in accordance with the terms and conditions thereof, except as so amended or modified. In the event of any inconsistency between the provisions of this Amendment and the 17th Amendment, on the one hand, and the Partnership Agreement, including any related exhibits and schedules thereto, on the other hand, the provisions of this Amendment and the 17th Amendment, as applicable, shall prevail.
2.    Capitalized Terms. All capitalized terms used but not defined herein shall have the meaning ascribed to them in the Partnership Agreement.
3.    Priority Return Percentage.
(a)    The following sentence shall be added after the last sentence in Section 4.1 of the 17th Amendment:
“Thereafter, the Priority Return Percentage from and after September 23, 2019 shall be 3.50% per year.”
(b)    Sections 4.2 through 4.6 of the 17th Amendment shall be deleted in their entirety and each replaced with the following: “Intentionally Omitted.”
4.    Redemption of Series I Preferred Units. Section 6 of the 17th Amendment is hereby deleted in its entirety and replaced with the following:
“6.    Redemption.
6.1    The then outstanding Series I Preferred Units shall be redeemable effective on or after January 1, 2020 by the Operating Partnership, in whole but not in part, at par (i.e., in an amount equal to their Liquidation Preference) by written notice (the “Redemption Notice”) given to the holders of the Series I Preferred Units; provided, Series I Preferred Units for which a Conversion Notice has been given to the General Partner prior to the exercise by the Operating Partnership of such redemption option shall not be redeemable by the Operating Partnership. The Redemption Notice must be given at least six (6) months prior to the effective date of the redemption (accordingly, the Redemption Notice may not be given prior to July 1, 2019). If the redemption contemplated by a Redemption Notice is not completed within nine (9) months after the date of the Redemption Notice, a redemption may not be effected without sending a new Redemption Notice in accordance with the foregoing. Each holder of a Series I Preferred Unit may, by written notice given to the General Partner within fifteen (15) calendar days after receipt by such holder of notice of the Operating Partnership’s exercise of its redemption option under this Section 6, give to the General Partner a Conversion Notice with respect to the Series I Preferred Units held by such Series I Unit Recipient. In such event, the Operating Partnership’s exercise of its option to redeem the Series I Preferred Units which is the subject of such Conversion Notice shall then be automatically revoked and such Series I Preferred Units shall then be converted to common Partnership Units in accordance with the terms of the Partnership Agreement, including this Amendment.
6.2    The Partnership shall provide the holders of the Series I Preferred Units at least six (6) months’ prior written notice of any Sale. In the event of the consummation of a Sale (a “Sale Closing”), (i) the Partnership shall give written notice of the Sale Closing (the “Sale Notice”) to the holders of the Series I Preferred Units; and (ii) the holders of the Series I Preferred Units shall have the right to require the Partnership to redeem all of the then outstanding Series I Preferred Units on the following terms and conditions: (a) the Series I Preferred Units shall be redeemed at par (i.e., in an amount equal to their Liquidation Preference), (b) the Series I Preferred Unit Holders must give written notice to the Operating Partnership of their exercise of the right of redemption set forth in this Section 6.2 not later than the third (3rd) business day immediately following the date of the holder’s receipt of the Sale Notice, and (c) the redemption contemplated by this Section 6.2 and the required payment to the holders of Series I Preferred Units shall be completed not later than the sixth (6th) business day immediately following the holder’s receipt of the Sale Notice. For purposes hereof, “Sale” means any direct or indirect sale, exchange, transfer or other disposition of a Protected Property (as defined in that certain Tax Protection Agreement entered into as of September 23, 2004, by and among the General Partner, the Operating Partnership and TRCALP, as amended (as amended, the “TPA”)) or any interest therein (without regard to whether such disposition is voluntary or involuntary) in a transaction that would cause any of the Protected Partners (as defined in the TPA) (or Indirect Owners (as defined in the TPA)) to recognize any Protected Gain (as defined in the TPA). Without limiting the foregoing, the term “sale, exchange, transfer or other disposition” by the Operating Partnership shall be deemed to include:
(a)    any direct or indirect disposition by any direct or indirect Subsidiary (as defined in the TPA) of the Protected Property or any interest therein;
(b)    any direct or indirect disposition by the Operating Partnership of the Protected Property (or any direct or indirect interest therein) that is subject to Section 704(c)(1)(B) of the Code and the Treasury Regulations thereunder; and
(c)    any distribution by the Operating Partnership to a Protected Partner that is subject to Section 737 of the Code and the Treasury Regulations thereunder;
Without limiting the foregoing, a disposition shall include any transfer, voluntary or involuntary, in a foreclosure proceeding, pursuant to a deed in lieu of foreclosure, or in a bankruptcy proceeding.”
6.3.    The Partnership shall provide the holders of the Series I Preferred Units at least forty-five (45) days’ prior written notice (the “Anticipated Guaranteed Debt Refinance/Repayment Transaction Notice”) of a repayment (other than at its scheduled maturity date) or refinancing (a “Guaranteed Debt Refinance/Repayment Transaction”) of all or any portion of the Guaranteed Debt (as defined in the TPA). Each Anticipated Guaranteed Debt Refinance/Repayment Transaction Notice shall include a list of all Qualified Indebtedness (as defined in the TPA). In the event of the consummation of a

Guaranteed Debt Refinance/Repayment Transaction (the “Guaranteed Debt Refinance/Repayment Closing”), where the Partner Guarantor (as defined in the TPA) has not entered into a Qualified VS Guarantee (as defined in the TPA) with respect to other/replacement Qualified Indebtedness of the Operating Partnership on or prior to the date of the Guaranteed Debt Refinance/Repayment Closing, then the holders of the Series I Preferred Units shall have the right to require the Partnership to redeem all of the then outstanding Series I Preferred Units on the following terms and conditions: (a) the Series I Preferred Units shall be redeemed at par (i.e., in an amount equal to their Liquidation Preference), (b) the Series I Preferred Unit Holders must give written notice to the Operating Partnership of their exercise of the right of redemption set forth in this Section 6.3 not later than the third (3rd) business day immediately following the holder’s receipt of written notice of the Guaranteed Debt Refinance/Repayment Closing, and (c) the redemption contemplated by this Section 6.3 and the required payment to the holders of Series I Preferred Units shall be completed not later than the sixth (6th) business day immediately following the holder’s receipt of the notice of the Guaranteed Debt Refinance/Repayment Closing.
6.4. In the event of a conflict between the terms of the Partnership Agreement and this Amendment with respect to the Series I Preferred Units, the terms of this Amendment shall govern.
6.5 All notices to holders of the Series I Preferred Units sent pursuant to Section 6.2 and Section 6.3 shall be sent in accordance with the terms and conditions of Section 12.4 of the Partnership Agreement and by email, addressed as follows:
c/o Rubenstein Partners
Cira Centre
2929 Arch Street, 28th Floor
Philadelphia, PA 19104-2868
Attn.: Senior Managing Principal
Email: drubenstein@rubensteinpartners.com
Attn: Chief Operating Officer
Email: eschiela@rubensteinpartners.com
Attn: General Counsel
Email: rbbalderson@rubensteinpartners.com

With a required copy to:

Cozen O’Connor
One Liberty Place
1650 Market Street
Philadelphia, PA 19103
Attn: Thomas Gallagher, Esq.
Email: ThomasGallagher@cozen.com

5.    Reporting. The parties agree to file all information and other tax returns consistent with the foregoing and to account for the Series I Preferred Units as equity of the Operating Partnership for all tax and accounting purposes.
6.    Ratification. Except as otherwise expressly provided herein, all of the terms and conditions of the Partnership Agreement, including the 17th Amendment, are ratified and shall remain unchanged and continue in full force and effect.
7.    Governing Law. The interpretation and construction of this Amendment, and all matters relating thereto, shall be governed by the laws of the State of Delaware, without regard to the choice of law provisions thereof.
8.    Counterparts. This Amendment may be executed in one or more counterparts, all of which shall be considered one and the same instrument and each of which shall be deemed an original.
[Remainder of Page Intentionally Left Blank; Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have caused their duly authorized representatives to execute this Amendment as of the Effective Date.

GENERAL PARTNER: CORPORATE OFFICE PROPERTIES TRUST, a Maryland Real Estate Investment Trust By:/s/ Anthony Mifsud Name: Anthony Mifsud Title: Executive Vice President

TRCALP:

TRC ASSOCIATES LIMITED PARTNERSHIP,
a Delaware limited partnership

By: TRCALP GP, LLC, its General Partner

By: /s/ David B. Rubenstein
Name: David B. Rubenstein
Title: Senior Managing Principal and President

[Signature Page to First Amendment to Third Amended and Restated Limited Partnership Agreement]